CITADEL EXPLORATION ANNOUNCES APPOINTMENT OF NEW CHIEF FINANCIAL OFFICER

Ojai, California (Businesswire – September  4, 2012) – Citadel Exploration, Inc. (COIL:OTC:QB), is pleased to announce the appointment of Philip J. McPherson as Citadel Exploration's new Chief Financial Officer.

Citadel Exploration’s President and CEO, Armen Nahabedian, commented, "I would like to thank Mr. Whitcomb for the time and effort he put into Citadel Exploration and I am extremly pleased to announce Mr. McPherson as his replacement. Phil has extensive experience and his financial acumen is a perfect complement to Citadel Exploration’s portfolio of California focused exploration and exploitation opportunities."

Mr. McPherson has spent the past 15 years in the financial industry.  Most recently he served as Managing Director of Global Hunter Securities energy group.  Mr. McPherson received a Bachelor’s degree in Economics from East Carolina University.

About Citadel Exploration, Inc.

Headquartered in Ojai, Calif., Citadel Exploration, Inc. (COIL:OTC:QB) COIL is an oil and gas exploration and production company with operations in the Salinas Basin of California. COIL has a broad portfolio of capital investment opportunities arising from the management’s extensive knowledge of the geology and the history of oil and gas exploration and development in California, as well as a long-term presence and familiarity and relationships with other companies engaged in oil and gas industry in California.

For more information on the company, visit www.citadelexploration.com.

Forward-Looking Statement: Statements such as any perceived benefit from the appointment of Mr. McPherson, his ability to integrate with COIL’s operations, and any other perceived benefits, involve risks and uncertainties, including, but not limited to our ability to successfully drill wells and extract resources, operate without adversely impacting the environment, our ability to adhere to safety measures, or other general economic conditions which would hinder our ability to operate effectively.

Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated. Important factors that could cause actual results to differ materially from the forward-looking statements we make in this news release include market conditions, our ability to raise sufficient funding to finance our operations, the actual findings of the survey, our ability to mitigate environmental impacts, adherence to regulations, and those set forth in reports or documents we file from time to time with the SEC. We undertake no obligation to revise or update such statements to reflect current events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Contact:
Armen Nahabedian
anahabedian@citadelexploration.com
805.910.5369

or

Phil McPherson
pjm@citadelexploration.com
949-375-2391